Exhibit 99.1

GrowGeneration Reports Record Q2 2019 Revenues and Net Income

DENVER, CO, Aug. 8, 2019 /PRNewswire/ - GrowGeneration Corp. (OTCQX: GRWG), ("GrowGen" or the "Company")  the largest chain of specialty hydroponic and organic garden centers, with currently 23 locations, today reported financial results for its quarter ended June 30, 2019.

Q2 2019 Financial Highlights:

•	Net income of $1,062,000 for Q2 2019 compared to a net loss of $(929,959) for Q2 2018, an increase of $2.0 million.
•	Adjusted EBITDA of $1,779,310 for Q2 2019 compared to adjusted EBITDA of $(205,758) for Q2 2018, an increase of $2.0 million.
•	GAAP earnings of $.04 per share for Q2 2019 and $.04 per share year to date, basic.
•	NON-GAAP adjusted earnings per share of $.06 per share for Q2 2019 and $.08 per share year to date, basic.
•	Revenue of $19.5 million up $12.3 million or 172% over Q2 2018 revenues of $7.1 million.
•	Same store sales were up 23% for Q2 2019 versus Q2 2018.
•	Gross profit margin percentage was 29.9% for Q2 2019 compared to 24.2% for Q2 2018.
•	Store operating costs, as a percentage of revenue, have declined to 14% for Q2 2019 compared to 16.1% for Q2 2018.
•	Corporate overhead, as a percentage of revenue declined to 9.8%, for Q2 2019 compared to 16.8% of revenue for Q2 2018.
•	Completed a $12.8 million financing. All of the Company's strategic institutional investors participated in the offering, including lead investor Gotham Green Partners, Merida Capital Partners and Navy Capital. In addition to the Company's 3 strategic investors, JW Asset Fund, L.L.C. participated.
•	The Company had $17.9 million in cash and cash equivalents at June 30, 2019.
•	As of June 30, 2019, the Company had working capital of $29.6 million compared to working capital of $21.6 million at December 31, 2018.
•	For the 6-month period, the Company acquired 6 stores, one in Denver, CO, Palm Springs, CA, Reno, NV, and Manchester, NH and two in Maine and opened new store locations in Tulsa, OK and Brewer, ME.
•	Appointed Bob Nardelli, former CEO of Home Depot, as Senior Strategic Advisor.

Darren Lampert, Co-Founder and CEO, said, "the Company's second quarter financial results reflect our company's continued focus on revenue growth and EBITDA expansion. We improved the financial performance of the Company in all areas. Revenue was up 172% year over year to $19.5 million. Adjusted EBITDA was approximately $1.8 million, with adjusted EPS at a positive $.06. Our same store sales were up 23% versus Q2 2018. Gross profit margins increased 5.7 basis points, to 29.9%. Gross profit dollars were $5.8 million for the 2nd quarter 2019, an increase of $4.1 million versus the same period year over year. With our significant top and bottom-line growth, we were able to reduce our store operating expenses by 13% and our corporate overhead by over 42 % as a percentage of our revenue. The Company continues its rollout of its new ERP platform, adding our Northern California, Michigan, Maine, Oklahoma and Rhode Island stores to our ERP system in 2019.  The GrowGen ERP platform is designed to lower costs, improve departmental productivity, and provides forecasting and reporting tools. All of our current store operations will be on our ERP platform by the end of 2019.

The newly acquired stores and new store openings are all performing better than expected and have been successfully integrated into the operations of the overall company. The Company has nearly $18.0 million in cash, which will allow the Company to continue to grow at a rate of 100% year over year. We appointed Bob Nardelli, former CEO of Home Depot, as Senior Strategic Advisor, who will provide advice on matters relating to strategic partnerships, supply chain, merchandise, branding, distribution, new product introductions, pricing and channel selection. We have a strong pipeline of new acquisition targets set to close in the second half of 2019. The Company is also investing in an aggressive new store opening plan, working with a National real estate company to locate properties in all major cities in the U.S. We are raising our revenue guidance for 2019 revenue to $65M-70M and non-GAAP adjusted EBITDA of $.14-$.18 per share, based on 34.8 million shares outstanding."

Key Performance Metrics:

	Three Months Ended June 30,
	2019	2018

Sales	100.0%	100.0%
Cost of sales	70.1%	75.8%
Gross profit	29.9%	24.2%
Operating expenses
Store operations	14.0%	16.1%
G and A, excluding non-cash	7.0%	11.0%
Total operating expenses, excluding non-cash	21%	27.1%
Income (loss) from operations	8.9%	(2.9)%
Other income (expense), non-cash	.3%	.1%
Adjusted EBITDA	9.2%	(2.8)%

Summary of Q2 2019 and Q2 2018 results:

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	$ Variance	% Variance
Net revenue	$19,483,383	$7,152,299	$12,331,084	172%
Cost of goods sold	13,663,173	5,423,069	8,240,104	152%
Gross profit	5,820,210	1,729,230	4,090,980	237%
Operating expenses	4,646,499	2,351,207	2,295,292	98%
Operating income (loss)	1,173,711	(621,977)	1,795,688	289%
Other income (expense)	(111,711)	(307,982)	196,271	(64)%
Net income (loss)	$1,062,000	$(929,959)	$1,991,959	214%

Net revenue for the three months ended June 30, 2019 increased approximately $12.3 million, or 172%, to approximately $19.5 million, compared to approximately $7.2 million for the three months ended June 30, 2018. The increase in revenues in 2019 was primarily due to the addition of 14 new stores opened or acquired after April 1, 2018, and the new e-commerce site acquired in mid-September 2018. The 14 new stores and the new e-commerce web site contributed $12.7 million in revenue for the quarter ended June 30, 2019.

Cost of goods sold for the three months ended June 30, 2019 increased approximately $8.2 million, or 152%, to approximately $13.7 million, as compared to approximately $5.4 million for the three months ended June 30, 2018. The increase in cost of goods sold was primarily due to the 172% increase in sales comparing the three months ended June 30, 2019 to the three months ended June 30, 2018. The increase in cost of goods sold is directly attributable to the increase in the number of stores.

Gross profit was approximately $5.8 million for the three months ended June 30, 2019, compared to approximately $1.7 million for the three months ended June 30, 2018, an increase of approximately $4.1 million or 237%. Gross profit as a percentage of sales was 29.9% for the three months ended June 30, 2019, compared to 24.2% for the three months ended June 30, 2018. The increase in the gross profit margin percentage is due to (1) reduced pricing from vendors as a result of our increasing purchasing from those vendors, (2) the sales of product acquired in a large bulk purchase in Q1 2019 at a substantial discount.

Store operating costs as a percentage of sales were 14% for the three months ended June 30, 2019, compared to 16.1% for the three months ended June 30, 2018. Store operating costs were positively impacted by the acquisitions of new stores in 2018 and 2019 which have lower percentage of operating costs to revenues due to their larger size and higher volume. The net impact was lower store operating costs as a percentage of revenues.

Corporate overhead, comprised of general and administrative costs, share based compensation, depreciation and amortization and corporate salaries, was 9.8% of revenue for the three months ended June 30, 2019 and 16.8% for the three months ended June 30, 2018

Corporate overhead, excluding non-cash share-based compensation, depreciation and amortization, was 7% of revenues for the three months ended June 30, 2019 and 11% for the three months ended June 30, 2018.

The Company currently continues to focus on nine (9) markets and the new e-commerce site noted below and the growth opportunities that exist in each market. We continue to focus on new store acquisitions, proprietary products and the continued development of our online and Amazon sales.

	Sales by Market
	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Variance
Colorado	$3,915,664	$1,894,862	$2,020,802
California	5,048,307	1,132,389	3,915,918
Rhode Island	2,056,590	1,373,568	683,022
Michigan	1,610,803	825,015	785,788
Nevada	952,344	391,513	560,831
Washington	350,244	334,211	16,033
Oklahoma	2,506,769	-	2,506,769
Maine/New Hampshire	1,562,578	-	1,562,578
E-commerce	1,036,334	-	1,036,334
Closed/consolidated locations	443,750	1,200,741	(756,991)
Total revenues	$19,483,383	$7,152,299	12,331,084

The Company continues its rollout of its new ERP solution, which it started in Q4 2018, adding our Northern California, Michigan, Maine, Oklahoma and Rhode Island stores to our ERP system in 2019.  The ERP system is designed to improve departmental productivity and effectiveness and provides forecasting and reporting tools.

Balance Sheet Summary

As of June 30, 2019, we had working capital of approximately $29.6 million, compared to working capital of approximately $21.6 million as of December 31, 2018, an increase of approximately $8 million. The increase in working capital from December 31, 2018 to June 30, 2019 was due primarily to 1) proceeds from the sales of common stock and exercise of warrants totaling $13.1 million during the six months ended June 30, 2019 offset by 2) the application of a new accounting standard related to accounting for operating leases which resulted in a $1.6 million increase in current liabilities. At June 30, 2019, we had cash and cash equivalents of approximately $17.9 million. As of the date of this filing, we believe that existing cash and cash equivalents are sufficient to fund existing operations for the next twelve months.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in "Adjusted EBITDA," such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

Net income, on a GAPP basis was $1,062,000 for the 3 months ending June 30,2019. With the adjustments for interest, depreciation, amortization, and stock-based compensation, adjusted EBITDA was $1,779,310, or $.06 per share.

	Three Months Ended
	June 30, 2019	June 30, 2018
Net income (loss)	$1,062,000	$(929,959)
Interest	3,161	11,312
Depreciation and Amortization	150,842	70,899
EBITDA	1,216,003	(847,748)
Non-cash operating lease expense	55,259	-
Share based compensation (option compensation, warrant compensation, stock issued for services)	390,898	337,148
Amortization of debt discount	117,150	304,842
Adjusted EBITDA	$1,779,310	$(205,758)
Adjusted EBITDA per share, basic	$.06	$(.01)
Adjusted EBITDA per share, diluted	$.05	$(.01)

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 23 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island, 2 locations in Oklahoma, 1 in New Hampshire and 3 locations in Maine. GrowGen also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billionwith a compound annual growth.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

•	Website: www.GrowGeneration.com
•	Facebook: GrowGenerationCorp
•	Twitter: @GrowGenOK
•	Instagram: @growgen

GROWGENERATION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash	$17,859,472	$14,639,981
Accounts receivable, net of allowance for doubtful accounts of $119,237 at June 30, 2019 and $133,288 at December 31, 2018	1,420,233	862,397
Inventory	15,128,955	8,869,469
Prepaid expenses and other current assets	1,581,140	606,037
Total current assets	35,989,800	24,977,884
Property and equipment, net	2,832,581	1,820,821
Operating leases right-of-use assets, net	5,461,196	-
Intangible assets, net	226,205	114,155
Goodwill	14,725,115	8,752,909
Other assets	318,355	227,205
TOTAL ASSETS	$59,553,252	$35,892,974
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,865,955	$1,819,411
Other accrued liabilities	36,247	40,151
Payroll and payroll tax liabilities	673,939	410,345
Customer deposits	436,315	516,038
Sales tax payable	425,792	191,958
Current maturities of operating leases right-of-use assets	1,550,349	-
Current maturities of long-term debt	294,712	436,813
Total current liabilities	6,283,309	3,414,716
Long-term convertible debt, net of debt discount and debt issuance costs	2,096,992	2,044,113
Operating leases right-of-use assets, net of current maturities	3,993,403	-
Long-term debt, net of current maturities	288,872	375,626
Total liabilities	12,662,576	5,834,455
Commitments and contingencies
Stockholders' Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 34,834,911 and 27,948,609 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	34,834	27,949
Additional paid-in capital	54,330,413	38,796,562
Accumulated deficit	(7,474,571)	(8,765,992)
Total stockholders' equity	46,890,676	30,058,519
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$59,553,252	$35,892,974

GROWGENERATION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Sales	$19,483,383	$7,152,299	$32,570,605	$11,534,558
Cost of sales	13,663,173	5,423,069	23,063,764	8,614,719
Gross profit	5,820,210	1,729,230	9,506,841	2,919,839
Operating expenses:
Store operations	2,734,788	1,148,952	4,616,326	2,029,848
General and administrative	549,129	399,130	1,124,313	762,873
Share based compensation	390,898	337,148	522,243	553,348
Depreciation and amortization	150,842	70,899	291,132	126,994
Salaries and related expenses	820,842	395,078	1,429,106	726,810
Total operating expenses	4,646,499	2,351,207	7,983,120	4,199,873
Income (loss) from operations	1,173,711	(621,977)	1,523,721	(1,280,034)
Other income (expense):
Interest expense	(3,161)	(11,312)	(8,690)	(19,330)
Interest income	15,433	14,038	34,283	29,627
Other income (loss)	(6,833)	(5,866)	(15,797)	8,444
Amortization of debt discount	(117,150)	(304,842)	(242,096)	(622,096)
Total non-operating expense, net	(111,711)	(307,982)	(232,300)	(603,355)
Net income (loss)	$1,062,000	$(929,959)	$1,291,421	$(1,883,389)
Net income (loss) per shares, basic	$.04	$(.04)	$.04	$(.09)
Net income (loss) per shares, diluted	$.03	$(.04)	$.04	$(.09)
Weighted average shares outstanding, basic	30,326,304	21,901,093	29,389,636	20,230,146
Weighted average shares outstanding, diluted	36,311,850	21,901,093	35,375,182	20,230,146